News Release	Exhibit 99.1

May 5, 2011	Contact:	Stacy Frole	(419) 627-2227
CEDAR FAIR ANNOUNCES 2011 FIRST-QUARTER RESULTS

▪	Pre-season operating costs in line with expectations

▪	Early-season trends positive for season pass and group business sales

▪	Company expects to pay $1.00 per unit in distributions in 2011 with a goal to increase distributions to $2.00 or more per unit in 2013
SANDUSKY, OHIO, May 5, 2011 - Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced results for the first quarter ended March 27, 2011. Historically, first quarter results represent less than 5% of the Company's full-year revenues as the vast majority of its world-renowned parks and facilities are closed for the season during this quarter. As a result, the Company typically operates at a loss during this period.
Net revenues for the first quarter of 2011 decreased 2% to $26.9 million, compared with $27.3 million for the first quarter of 2010. The current year decrease was primarily due to fewer operating days in the southern region and a dip in attendance in the western region, which was partially offset by increased in-park per capita spending in the western region.
The operating loss for the first quarter of 2011 was $67.3 million compared with $60.6 million in the first quarter of 2010. The larger loss was due primarily to a $2.3 million increase in operating expenses as the parks in the northern and southern regions actively prepared for their respective operating seasons and a $3.6 million increase in selling, general and administrative (SG&A) expenses. The increase in SG&A expense is primarily attributable to $4.4 million of legal and professional costs incurred during the period, including litigation expenses and costs for SEC compliance matters related to Special Meeting requests, as well as an increase in non-cash equity compensation costs of approximately $3.3 million as a result of a 28% increase in the market value of our limited partner units during the quarter. Partially offsetting these increases in the year-over-year comparison was $3.8 million in expenses incurred during the first quarter of 2010 for the terminated merger. Operating results for the first quarter include normal off-season operating, maintenance and administrative expenses at the Company's seasonal amusement and water parks, and daily operations at Knott's Berry Farm and Castaway Bay.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces 2011 First-Quarter Results
May 5, 2011

“Our pre-season operating costs were in line with our expectations for the quarter,” said Dick Kinzel, president and chief executive officer. “Only three of our 17 properties were in operation, as planned, at the end of the first quarter. The other parks, including our largest seasonal parks - Cedar Point, Kings Island and Canada's Wonderland - were idle as those teams finalized their preparations to open for their operating seasons.”
As part of the Company's ongoing capital structure management, the Company completed a refinancing of its outstanding debt in July 2010 by issuing $405.0 million of 9.125% senior unsecured notes and entering into a new $1,435.0 million senior secured credit agreement. Among other things, this refinancing allowed the Company to greatly improve its financial flexibility, which enabled the Board to quickly reinstate the distribution to unitholders that had been temporarily halted under the terms of the old debt covenants in the wake of the historic macroeconomic collapse. As a result of the refinancing in 2010, interest-rate spreads were higher for the first three months of 2011 than the same period a year ago. Based on the higher interest-rate spreads, interest expense for the three months ended March 27, 2011 increased $11.5 million to $41.1 million.
During the first quarter of 2011, the net effect of swaps decreased $5.7 million to a non-cash charge to earnings of $1.9 million, reflecting the regularly scheduled amortization of amounts in “Accumulated Other Comprehensive Income” related to the outstanding swaps. These charges were offset somewhat by gains from marking the ineffective and de-designated swaps to market and foreign currency gains related to the U.S.-dollar denominated Canadian term loan in the current period. During the period, as a result of the weakening U.S. dollar, the Company also recognized a $6.9 million benefit to earnings, principally due to unrealized foreign currency gains on the U.S.-dollar denominated notes issued last July and held at its Canadian entity.
A net benefit of $19.6 million was recorded to account for the tax attributes of the Company's corporate subsidiaries and publicly traded partnership taxes during the first quarter of 2011, compared with a net benefit of $57.8 million for taxes in the same period a year ago. The variation in the first quarter tax benefit recorded year-over-year is due primarily to a lower estimated annual effective tax rate for the 2011 year, which was impacted by lower expected foreign taxes for 2011 and the related favorable adjustment to the foreign tax credit valuation allowance. Actual cash taxes paid or payable are estimated to be between $8 million to $10 million for the 2011 calendar year.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces 2011 First-Quarter Results
May 5, 2011

After interest expense and benefit for taxes, the net loss for the first quarter ended March 27, 2011, totaled $84.7 million, or $1.53 per diluted limited partner unit. This compares with a net loss of $39.9 million, or $0.72 per diluted limited partner unit reported in the first quarter ended March 28, 2010.
Cash and Liquidity
Peter Crage, executive vice president and chief financial officer, said, “Thanks in large part to our timely, rate-favorable refinancing efforts, coupled with our strong 2010 performance, we ended the first quarter of 2011 well positioned in terms of both liquidity and cash flow. This past year, we have succeeded in improving our capital structure by refinancing our debt. This provides us with long-term stability in our capital structure as our earliest debt maturity, the revolving credit facility, is four years out. In addition, our recent credit agreement amendment in February increased our flexibility to pay distributions and, when coupled with the expiration of certain LIBOR interest rate swaps in October of this year, reduce interest expense significantly over the long term, which in turn supports our strategy of providing a growing distribution to our unitholders.”
As of March 27, 2011, the Company had $1.18 billion of variable-rate term debt, $399.5 million of fixed-rate debt and $127.1 million in borrowings under its revolving credit facilities. Of the total term debt, $11.8 million is scheduled to mature within the next 12 months. The Company expects to pay cash interest costs of $145 million to $150 million in 2011 and expects them to decrease to between $100 million to $115 million in 2012 and beyond.
Distribution Declaration
The Company's Board of Directors also announced today the declaration of a quarterly cash distribution of $0.10 per limited partner unit. The distribution will be paid on June 15, 2011, to holders of record as of June 3, 2011.
“Our record attendance and strong cash flows in 2010 are further evidence of the strength of our strong business model which is designed to reward our unitholders with steadily increasing value creation through distributions. To that end, assuming results continue to meet our expectations, we intend to pay $1.00 per unit in distributions in 2011 with a goal to increase distributions to $2.00 or more per unit in 2013,” said Kinzel.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces 2011 First-Quarter Results
May 5, 2011

2011 Operating Season and Outlook
Kinzel noted, “We believe we will be able to build upon the record-setting momentum we created for Cedar Fair in 2010 as our parks begin opening for their 2011 operating season. By continuing to focus on improving the operations and public draw of our parks and strengthening our balance sheet we expect to generate significant cash flow to support our ongoing efforts to grow the value of our Company in 2011 and beyond.”
Kinzel said he expects the recent investments in several new, leading-edge attractions, as well as the addition of new family-friendly shows, will be key drivers to the Company's 2011 success. Currently, seven of the Company's 10 seasonal amusement parks are in operation and strong marketing programs are under way.
“Although it is too early to have a clear picture of how the season will play out, we are encouraged by the initial, positive trends in season pass and group business sales at the parks,” he said. “We are aggressively doing all that we can through traditional marketing methods, as well as online and through social media, to capture our guests' attention and bring them to our parks, so we can again demonstrate the outstanding value we offer in a full day of entertainment.”
Kinzel pointed out that the Company's strong 2011 capital investment program features a variety of new shows and attractions at all of its parks, including WindSeeker, a 300-foot-tall swing ride that has been added to the lineup at each of its four largest properties, Cedar Point, Kings Island, Knott's Berry Farm and Canada's Wonderland. For the 2011 season, the Company expects to invest approximately $75 million in capital improvements across its properties.
“While our first quarter results are not indicative of our full-year financial performance, we are particularly pleased with the level of public interest in our new rides and attractions thus far," added Kinzel. "As long as our parks perform as we fully expect them to and the economy and weather cooperate, we expect to generate revenues between $975 million to $1.0 billion and full-year adjusted EBITDA in the range of $350 million to $370 million in 2011.”
Kinzel continued, “While we have a long history of performing well during difficult economic periods, we know that focusing on efficient and attractive operations remains critical. We believe our high-quality parks and resorts will continue to fulfill the need for entertainment among families that don't want to travel long distances for vacation. Our employees have worked hard to prepare the parks for the season, and we work diligently every day to provide our guests with an outstanding experience.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces 2011 First-Quarter Results
May 5, 2011

Conference Call
The Company will host a conference call with analysts today, May 5, 2011, at 10:00 a.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, Thursday, May 5, 2011, until 11:59 p.m. ET, Thursday, May 19, 2011. In order to access the replay of the earnings call, please dial 1-877-870-5176 followed by the access code 4431770.
About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company's northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls and Kings Island; as well as Canada's Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan's Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott's Berry Farm; California's Great America; and Gilroy Gardens, which is managed under contract.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at our parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces 2011 First-Quarter Results
May 5, 2011

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)

	Three months ended		Twelve months ended
	3/27/2011	3/28/2010	3/27/2011	3/28/2010
Net revenues:
Admissions	$10,612	$10,964	$568,410	$533,455
Food, merchandise and games	11,782	11,910	337,228	316,843
Accommodations and other	4,475	4,442	71,507	66,627

	26,869	27,316	977,145	916,925

Costs and expenses:
Cost of food, merchandise and games revenues	4,112	3,881	86,850	84,969
Operating expenses	65,128	62,752	413,778	404,400
Selling, general and administrative	20,915	17,351	137,565	132,260
Depreciation and amortization	3,790	3,889	126,697	132,420
Loss on impairment of goodwill and other intangibles	—	—	2,293	4,500
Loss on impairment / retirement of fixed assets, net	196	—	62,948	214
(Gain) on sale of other assets	—	—	—	(23,098)

	94,141	87,873	830,131	735,665

Operating income (loss)	(67,272)	(60,557)	147,014	181,260
Interest expense	41,112	29,614	161,783	125,418
Net effect of swaps	1,887	7,575	12,506	16,745
Loss on early debt extinguishment	—	—	35,289	—
Unrealized/realized foreign currency (gain) loss	(6,888)	(23)	(27,428)	458
Other (income) expense	908	(35)	(211)	772

Income (loss) before taxes	(104,291)	(97,688)	(34,925)	37,867
Provision (benefit) for taxes	(19,599)	(57,755)	41,401	(10,910)

Net income (loss)	(84,692)	(39,933)	(76,326)	48,777
Net income (loss) allocated to general partner	(1)	—	(1)	—

Net income (loss) allocated to limited partners	$(84,691)	$(39,933)	$(76,325)	$48,777

Basic earnings per limited partner unit:
Weighted average limited partner units outstanding	55,343	55,222	55,332	55,222
Net income (loss) per limited partner unit	$(1.53)	$(0.72)	$(1.38)	$0.88

Diluted earnings per limited partner unit:
Weighted average limited partner units outstanding	55,343	55,222	55,332	55,778
Net income (loss) per limited partner unit	$(1.53)	$(0.72)	$(1.38)	$0.87

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces 2011 First-Quarter Results
May 5, 2011

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
FIRST QUARTER

(In thousands)	3/27/2011	3/28/2010
Cash and cash equivalents	$7,255	$5,374
Total assets	2,140,643	2,237,180
Long-Term Debt, including current maturities:
Revolving credit loans	127,114	216,000
Term debt	1,180,000	1,500,046
Notes	399,531	—
	1,706,645	1,716,046
Total partners' equity	58,751	102,178

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
FIRST QUARTER
(unaudited)

	Three months ended		Twelve months ended
	3/27/2011	3/28/2010	3/27/2011	3/28/2010
	(In thousands )
Net income (loss)	$(84,692)	$(39,933)	$(76,326)	$48,777
Interest expense	41,112	29,614	161,783	125,418
Interest (income)	(81)	(35)	(1,200)	(60)
Provision (benefit) for taxes	(19,599)	(57,755)	41,401	(10,910)
Depreciation and amortization	3,790	3,889	126,697	132,420
EBITDA	(59,470)	(64,220)	252,355	295,645
Loss on early extinguishment of debt	—	—	35,289	—
Net effect of swaps	1,887	7,575	12,506	16,745
Unrealized foreign currency (gain) loss on Notes	(6,921)	—	(24,385)	—
Equity-based compensation	(228)	(10)	(307)	(199)
Loss on impairment of goodwill and other intangibles	—	—	2,293	4,500
Loss on impairment/retirement of fixed assets, net	196	—	62,948	214
(Gain) on sale of other assets	—	—	—	(23,098)
Terminated merger costs	—	3,825	6,550	9,444
Refinancing costs	989	—	989	832
Licensing dispute settlement costs	—	—	—	1,980
Class action settlement costs	—	276	—	9,754
Other non-recurring items (as defined)	4,424	—	4,424	—
Adjusted EBITDA (a)	$(59,123)	$(52,554)	$352,662	$315,817

(a)
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Amended 2010 Credit Agreement. The Company believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income, or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.

This news release and prior releases are available on the Cedar Fair website at www.cedarfair.com

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233